Exhibit 99.1

Company Press Release

February 13, 2017	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER

AND YEAR-END 2016 RESULTS

Provides Project Centennial Update

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s fourth quarter and year ended December 31, 2016. The company also provided an update on Project Centennial.

Fiscal 2016 Summary:

Compared to the prior year where applicable

•	Sales increased 3.9% to $3.927 billion. Acquisitions of Dave’s Killer Bread (DKB), until cycled September 12, 2016, and Alpine Valley Bread (Alpine), until cycled October 13, 2016, contributed 4.0% to the overall sales increase.

•	Diluted EPS decreased 12.4% to $0.78.

•	Adjusted diluted EPS(1) decreased 1.1% to $0.91.

•	Net income decreased 13.4% to $163.8 million.

•	Adjusted net income(1) decreased 3.0% to $190.8 million.

•	Adjusted EBITDA(2) increased 1.4% to $446.8 million.

•	Costs associated with Project Centennial were $6.3 million, or $0.02 per share

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•	Sales increased 1.2% to $868.7 million.

•	Diluted EPS decreased 60.0% to $0.06.

•	Adjusted diluted EPS(1) was unchanged at $0.16.

•	Net income decreased 59.6% to $13.0 million.

•	Adjusted net income(1) increased 0.5% to $34.1 million.

•	Adjusted EBITDA(2) increased 1.2% to $87.7 million.

•	Costs associated with Project Centennial were $3.8 million, or $0.01 per share.

•	Disposed of idle assets, reducing annual carrying costs going forward by approximately $3 to $4 million.

(1)	See reconciliations of non-GAAP measures in the financial statements following this release.

(2)	Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

Matters Affecting Comparability:

In fiscal 2016, the company recorded trademark and asset impairments of $24.9 million (recorded in the fourth quarter), legal settlements and related tax liabilities of $10.5 million (of which $9.25 million were recorded in the fourth quarter), pension plan settlement losses of $6.6 million (of which $0.2 million were recorded in the fourth quarter), and loss on extinguishment of debt of $1.9 million (recorded in the third quarter).

In fiscal 2015, the company recorded acquisition-related costs of $6.2 million (of which $1.2 million were recorded in the fourth quarter), and asset impairments of $3.8 million (of which $1.5 million were recorded in the fourth quarter).

	For the 12 Week		For the 52 Week
	Period Ended		Period Ended
	12/31/2016	1/2/2016	12/31/2016	1/2/2016
Net income per diluted common share	$0.06	$0.15	$0.78	$0.89
Trademark impairment	0.04	—	0.04	—
Asset impairment and facility closure costs	0.03	0.01	0.03	0.01
Legal settlement	0.03	—	0.03	—
Pension settlement/debt extinguishment	—	—	0.02	—
Acquisition-related costs	—	—	—	0.02

Adjusted net income per diluted common share	$0.16	$0.16	$0.91	$0.92

Certain amounts may not compute due to rounding.

The trademark impairments are primarily the result of a brand rationalization initiative that is part of Project Centennial, while the asset impairments relate to certain assets held for sale. The legal settlements relate to agreements reached to resolve certain independent distributor program litigation. The pension plan settlement losses are due to our ongoing pension plan de-risking strategy. The loss on extinguishment of debt is related to the repayment of our then existing term loan facilities with a portion of the proceeds from the issuance of senior notes in the third quarter of fiscal 2016.

CEO’s Remarks

“Our adjusted fourth quarter results were in-line with expectations. We gained market share, driven by the solid performance of Dave’s Killer Bread, volume improvement by Nature’s Own, and growing sales of the Wonder brand. We also had lower input costs that helped offset higher workforce-related and consulting costs,” said Allen Shiver, Flowers Foods president and CEO. “With Project Centennial we are taking decisive action to pivot towards the consumer and remove complexity and costs from our business. In fiscal 2017, we are moving forward with urgency to reinvigorate our core business, reduce costs, and build capabilities to efficiently grow our brands.”

For 52-week Fiscal 2017, the Company Expects:

•	Sales in the range of $3.927 billion to $4.006 billion, representing growth of approximately 0.0% to 2.0%.

•	Adjusted diluted EPS in the range of $0.85 to $0.95, excluding a gain on the sale of the Cedar Rapids, Iowa mix plant of approximately $0.09 to $0.10 per share, and costs associated with Project Centennial of approximately $0.07 to $0.09 per share.

•	During fiscal 2017, the company will be transitioning to a more effective operating model. Costs associated with these efforts are anticipated to be weighted to the first half of 2017, while the majority of savings are expected to be realized in fiscal 2018.

Project Centennial Update

Based on the results of a comprehensive diagnostic review, Flowers has begun executing on four strategic initiatives:

1.	Reinvigorating the core business –invest in the growth and innovation of our core brands, streamline our brand and product portfolio, improve trade promotion management, and strengthen our partnership with distributors so they can grow their businesses

2.	Capitalizing on product adjacencies –greater focus on growing segments of the bakery category, such as foodservice, in-store bakery, impulse items, and healthy snacking

3.	Reducing costs to fuel growth –reduce complexity and better leverage scale to lower costs

4.	Developing leading capabilities –invest in capabilities to become a more centralized and analytics-focused company

Flowers is targeting at least 250 basis points of net EBITDA margin improvement by fiscal 2021, and expects to achieve run rate cost reductions of at least $45 million by fiscal 2018, primarily from greater cost discipline in purchased goods and services.

Flowers’ priorities for fiscal 2017 and 2018 are to simplify and streamline its brand assortment, provide additional tools to distributors to enable them to grow their businesses, reduce costs of purchased goods and services, and put in place a more efficient operating model for a national company. During this phase of the project, Flowers expects sales growth to be in the range of flat to 2%, and EBITDA margins in the range of 12% to 13%.

In 2019 and beyond, Flowers expects to fully realize the benefits of a stronger brand architecture and a lower-cost operating model. These benefits are expected to drive sales growth in the range of 3% to 4%, and EBITDA margins in the range of 13% to 14%.

Subsequent Event:

On January 14, 2017, Flowers completed the sale of a non-core mix plant in Cedar Rapids that resulted in a preliminary gain on sale to be recorded in the first quarter of fiscal 2017 in the range of $31.0 million to $33.0 million.

Consolidated Fourth Quarter 2016 Results Commentary

Consolidated sales for the quarter were $868.7 million, an increase of 1.2% compared to the prior year fourth quarter. Of the consolidated sales increase, pricing/mix increased 0.1%, and volume increased 1.1%. The Alpine acquisition was cycled at the beginning of the fourth quarter.

Diluted EPS in the fourth quarter 2016 was $0.06, a decrease of $0.09, or 60.0%, when compared to fourth quarter 2015 diluted EPS of $0.15. Adjusted for the items discussed above, diluted EPS was $0.16, equal to the year ago quarter.

Net income in the fourth quarter 2016 was $13.0 million, a decrease of 59.6% when compared to the fourth quarter 2015. The decline in net income was driven primarily by higher asset impairments, a legal settlement, and higher workforce-related and consulting costs, partially offset by lower input costs, income taxes, and the absence of acquisition-related costs.

Adjusted for the items discussed above, net income was $34.1 million, an increase of 0.5% when compared to fourth quarter 2015 adjusted net income of $34.0 million.

Consolidated EBITDA, adjusted for the items discussed above, for the quarter was $87.7 million, an increase of 1.2% when compared to the fourth quarter 2015. Adjusted EBITDA margin was 10.1%, unchanged when compared to the prior year fourth quarter. As a percentage of sales, declines in input costs (ingredients, packaging, and utilities) and outside purchases were offset primarily by increases in workforce-related costs, distributor distribution fees, and consulting costs. As of the end of 2016, purchases of co-manufactured product had declined significantly as a percentage of sales, due to the additional organic production capacity provided by the Alpine bakery and our Tuscaloosa, Ala. bakery, which began producing organic bread at the beginning of the second quarter 2016.

Cash Flow

During the quarter, cash flow from operating activities was $62.8 million, capital expenditures were $34.3 million, and dividends paid were $33.3 million. During the quarter, the company made net payments on debt borrowings of $32.8 million. Other cash flow sources consisted primarily of changes in net working capital items, sale of idle assets, and proceeds from stock option exercises.

DSD Segment Fourth Quarter Results Commentary

Direct-Store-Delivery (DSD) segment sales for the quarter were $730.5 million, an increase of 2.2% compared to the prior year fourth quarter. Of this increase, volume increased 1.6% and pricing/mix increased 0.6%. Branded organic breads and store-branded items drove the increase.

DSD segment operating income for the quarter was $22.1 million, a decrease of 57.0% compared to the prior year fourth quarter. Operating margin for the DSD segment was 3.0% in the fourth quarter, as compared to 7.2% in the prior year quarter. Items positively impacting DSD segment operating income and adjusted EBITDA are described below. Negatively impacting DSD segment operating income were a legal settlement charge and asset impairments.

DSD segment adjusted EBITDA for the quarter, which excludes the legal settlement and asset impairments discussed above, was $83.3 million, an increase of 3.5% compared to the prior year fourth quarter, adjusted for an asset impairment in the prior year. Adjusted EBITDA margin for the DSD segment was 11.4% in the fourth quarter, as compared to 11.3% in the prior year quarter. As a percentage of sales, declines in input costs and outside purchases more than offset higher workforce-related costs and intercompany purchases of product. Outside purchases of DKB products decreased significantly due to the additional capacity provided by the Tuscaloosa bakery conversion, as well as the Alpine bakery in the Warehouse segment.

Warehouse Segment Fourth Quarter Results Commentary

Warehouse segment sales for the quarter were $138.2 million, a decrease of 3.6% compared to the prior year fourth quarter. Of this decrease, pricing/mix decreased 3.2% and volume decreased 0.4%. Volume declines for cake items and branded organic bread, and pricing/mix declines in foodservice and contract manufacturing were partially offset by volume increases for foodservice products.

Warehouse segment operating income for the quarter was $11.7 million, a decrease of 13.9% compared to the prior year fourth quarter. Operating margin for the Warehouse segment was 8.5% in the fourth quarter, a decrease of 100 basis points as compared to the prior year quarter. Lower sales, which spread fixed costs over a smaller base, resulted in the decrease in Warehouse segment operating income.

Warehouse segment EBITDA for the quarter was $16.4 million, a decrease of 11.0% compared to the prior year fourth quarter. EBITDA margin for the Warehouse segment was 11.8% in the fourth quarter, as compared to 12.8% in the prior year quarter. Lower sales primarily drove the margin decline.

Dividends and Share Repurchases

In fiscal 2016, the company repurchased 6.9 million shares. There are 6.8 million shares remaining on the company’s current share repurchase authorization. As in the past, the company expects to continue to make opportunistic share repurchases under this authorization.

During fiscal 2016, through both dividends and share repurchases, the company has returned $257.4 million to shareholders.

Conference Call

Flowers Foods will hold a conference call to discuss its fourth quarter and year-end 2016 earnings and provide an update on Project Centennial on www.flowersfoods.com at 8:30 a.m. (Eastern) on February 14, 2017. The call can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2016 sales of $3.9 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Tastykake, and Dave’s Killer Bread. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) our ability to successfully implement the initiatives contemplated by Project Centennial, (j) consolidation within the baking industry and related industries; (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors; (l) increasing legal complexity and legal proceedings that we are or may become subject to; and (m) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted net income and adjusted net income per diluted share, respectively, excluding the impact of asset impairment charges, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The company may from time-to-time discuss SD&A adjusted for items that are not continuing in nature. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Sales	$868,717	$858,363	$3,926,885	$3,778,505
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	450,462	455,939	2,026,367	1,963,153
Selling, distribution and administrative expenses	339,763	316,908	1,464,236	1,381,527
Impairment of assets	24,877	1,496	24,877	3,771
Depreciation and amortization	32,274	32,471	140,869	132,175
Pension plan settlement loss	173	—	6,646	—

Income from operations (EBIT)	21,168	51,549	263,890	297,879
Interest expense, net	(3,882)	(1,528)	(14,353)	(4,848)

Income before income taxes (EBT)	17,286	50,021	249,537	293,031
Income tax expense	4,244	17,775	85,761	103,840

Net income	$13,042	$32,246	$163,776	$189,191

Net income per diluted common share	$0.06	$0.15	$0.78	$0.89

Diluted weighted average shares outstanding	209,624	214,621	210,354	213,356

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Sales:
Direct-Store-Delivery	$730,487	$714,949	$3,284,177	$3,179,348
Warehouse Delivery	138,230	143,414	642,708	599,157

	$868,717	$858,363	$3,926,885	$3,778,505

Impairment of Assets:
Direct-Store-Delivery	$24,877	$1,496	$24,877	$3,771

	$24,877	$1,496	$24,877	$3,771

EBITDA:
Direct-Store-Delivery (1)	$49,183	$78,991	$380,504	$418,162
Warehouse Delivery	16,379	18,413	78,603	72,000
Unallocated Corporate (2)	(12,120)	(13,384)	(54,348)	(60,108)

	$53,442	$84,020	$404,759	$430,054

Depreciation and Amortization:
Direct-Store-Delivery	$27,103	$27,698	$120,009	$115,801
Warehouse Delivery	4,676	4,814	20,138	16,734
Unallocated Corporate	495	(41)	722	(360)

	$32,274	$32,471	$140,869	$132,175

EBIT:
Direct-Store-Delivery (1)	$22,080	$51,293	$260,495	$302,361
Warehouse Delivery	11,703	13,599	58,465	55,266
Unallocated Corporate (2)	(12,615)	(13,343)	(55,070)	(59,748)

	$21,168	$51,549	$263,890	$297,879

(1)	The 12 and 52 week periods ended December 31, 2016 include legal settlement charges of $9.25 million and $10.5 million, respectively, and the impairment of assets detailed above.
(2)	The 12 week and 52 week periods ended December 31, 2016 include pension plan settlement losses of $0.2 million and $6.6 million, respectively.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

December 31, 2016
Assets
Cash and Cash Equivalents	$6,410
Other Current Assets	449,372
Property, Plant & Equipment, net	781,026
Distributor Notes Receivable (includes $21,060 current portion)	175,984
Other Assets	46,734
Cost in Excess of Net Tangible Assets, net	1,301,542

Total Assets	$2,761,068

Liabilities and Stockholders’ Equity
Current Liabilities	$329,134
Long-term Debt and Capital Leases (includes $11,490 current portion)	958,157
Other Liabilities	263,697
Stockholders’ Equity	1,210,080

Total Liabilities and Stockholders’ Equity	$2,761,068

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week	For the 52 Week
	Period Ended	Period Ended
	December 31, 2016	December 31, 2016
Cash flows from operating activities:
Net income	$13,042	$163,776
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	47,806	178,327
Pension contributions and changes in assets and liabilities	1,939	3,941

Net cash provided by operating activities	62,787	346,044

Cash flows from investing activities:
Purchase of property, plant and equipment	(34,327)	(101,727)
Other	19,779	31,680

Net cash disbursed for investing activities	(14,548)	(70,047)

Cash flows from financing activities:
Dividends paid	(33,265)	(131,073)
Exercise of stock options, including windfall tax benefit	10,053	31,482
Stock repurchases, including accelerated stock repurchases	—	(126,300)
Net payments of debt borrowings	(32,750)	(55,608)
Other	6,598	(2,466)

Net cash disbursed for financing activities	(49,364)	(283,965)

Net decrease in cash and cash equivalents	(1,125)	(7,968)
Cash and cash equivalents at beginning of period	7,535	14,378

Cash and cash equivalents at end of period	$6,410	$6,410

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net income per diluted common share	$0.06	$0.15	$0.78	$0.89
Asset impairment and facility closure costs	0.07	0.01	0.07	0.01
Legal settlement	0.03	—	0.03	—
Pension settlement/debt extinguishment	—	—	0.02	—
Acquisition-related costs	—	—	—	0.02

Adjusted net income per diluted common share	$0.16	$0.16	$0.91	$0.92

Certain amounts may not compute due to rounding.

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net income	$13,042	$32,246	$163,776	$189,191
Income tax expense	4,244	17,775	85,761	103,840
Interest expense, net	3,882	1,528	14,353	4,848
Depreciation and amortization	32,274	32,471	140,869	132,175

EBITDA	53,442	84,020	404,759	430,054
Asset impairment and facility closure costs	24,877	1,496	24,877	4,507
Pension plan settlement loss	173	—	6,646	—
Legal settlement	9,250	—	10,500	—
Acquisition-related costs	—	1,196	—	6,187

Adjusted EBITDA	$87,742	$86,712	$446,782	$440,748

Sales	$868,717	$858,363	$3,926,885	$3,778,505
Adjusted EBITDA margin	10.1%	10.1%	11.4%	11.7%

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Adjusted EBITDA	$87,742	$86,712	$446,782	$440,748
Adjustments to reconcile net income to net cash provided by operating activities	15,532	10,786	37,458	40,175
Pension contributions and changes in assets and liabilities	1,939	(34,634)	3,941	(43,240)
Income taxes	(4,244)	(17,775)	(85,761)	(103,840)
Interest expense, net	(3,882)	(1,528)	(14,353)	(4,848)
Asset impairment and facility closure costs	(24,877)	(1,496)	(24,877)	(4,507)
Pension plan settlement loss	(173)	—	(6,646)	—
Legal settlement	(9,250)	—	(10,500)	—
Acquisition-related costs	—	(1,196)	—	(6,187)

Cash Flow From Operations	$62,787	$40,869	$346,044	$318,301

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Income tax expense	$4,244	$17,775	$85,761	$103,840
Tax impact of:
Asset impairment and facility closure costs	9,578	534	9,578	1,596
Pension plan settlement loss	67	—	2,559	—
Acquisition-related costs	—	427	—	1,579
Legal settlement	3,561	—	4,042	—
Loss on extinguishment of debt	—	—	732	—

Adjusted income tax expense	$17,450	$18,736	$102,672	$107,015

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net income	$13,042	$32,246	$163,776	$189,191
Asset impairment and facility closure costs	15,299	962	15,299	2,911
Pension plan settlement loss	106	—	4,087	—
Acquisition-related costs	—	769	—	4,608
Legal settlement	5,689	—	6,458	—
Loss on extinguishment of debt	—	—	1,168	—

Adjusted net income	$34,136	$33,977	$190,788	$196,710

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
EBIT	$22,080	$51,293	$260,495	$302,361
Asset impairment and facility closure costs	24,877	1,496	24,877	4,507
Legal settlement	9,250	—	10,500	—

Adjusted EBIT	56,207	52,789	295,872	306,868
Depreciation and amortization	27,103	27,698	120,009	115,801

Adjusted EBITDA	$83,310	$80,487	$415,881	$422,669

Sales	$730,487	$714,949	$3,284,177	$3,179,348
Adjusted EBITDA margin	11.4%	11.3%	12.7%	13.3%

	Reconciliation of EBIT to EBITDA - Warehouse Delivery
	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
EBIT	$11,703	$13,599	$58,465	$55,266
Depreciation and amortization	4,676	4,814	20,138	16,734

EBITDA	$16,379	$18,413	$78,603	$72,000

Sales	$138,230	$143,414	$642,708	$599,157
EBITDA margin	11.8%	12.8%	12.2%	12.0%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
EBIT	$(12,615)	$(13,343)	$(55,070)	$(59,748)
Pension plan settlement loss	173	—	6,646	—
Acquisition-related costs	—	1,196	—	6,187

Adjusted EBIT	$(12,442)	$(12,147)	$(48,424)	$(53,561)
Depreciation and amortization	495	(41)	722	(360)

Adjusted EBITDA	$(11,947)	$(12,188)	$(47,702)	$(53,921)

	Reconciliation of Earnings per Share - Full
	Year Fiscal 2017 Guidance
	Range Estimate
Net income per diluted common share	$0.87	to	$0.96
Costs associated with Project Centennial	0.07	to	0.09
Gain on sale of Specialty Blending	(0.09)	to	(0.10)

Adjusted net income per diluted common share	$0.85	to	$0.95

Flowers Foods, Inc.

Sales Bridge

			Sales Change
		Net	Excluding	Acquisition	Total Sales
For the 12 Week Period Ended December 31, 2016	Volume	Price/Mix	Acquisitions*	Contribution	Change
Direct-Store-Delivery	1.6%	0.6%	2.2%	0.0%	2.2%
Warehouse Delivery	-0.4%	-3.2%	-3.6%	0.0%	-3.6%
Total Flowers Foods	1.1%	0.1%	1.2%	0.0%	1.2%

			Sales Change
		Net	Excluding	Acquisition	Total Sales
For the 52 Week Period Ended December 31, 2016	Volume	Price/Mix	Acquisitions*	Contribution	Change
Direct-Store-Delivery	-1.0%	0.7%	-0.3%	3.6%	3.3%
Warehouse Delivery	3.9%	-2.5%	1.4%	5.9%	7.3%
Total Flowers Foods	0.2%	-0.3%	-0.1%	4.0%	3.9%

*	Sales attributable to the acquired companies are excluded until cycling the first anniversary of the acquisition.